Exhibit 99.1

PLANET FITNESS APPOINTS DAVID P. BERG TO BOARD OF DIRECTORS

Chief Executive Officer of Carlson Hospitality Group Joins Planet Fitness Board

NEWINGTON, N.H. (September 17, 2015) — Planet Fitness, Inc. (NYSE: PLNT), one of the largest and fastest-growing franchisors and operators of fitness centers in the U.S., today announced the appointment of David P. Berg to the Planet Fitness Board of Directors, effective immediately.

“David has a long and distinguished track record leading many prominent and respected companies, and we are thrilled he has joined Planet Fitness’ Board of Directors,” said Chris Rondeau, chief executive officer, Planet Fitness, Inc. “With his franchising and international expertise, and experience helping companies drive long-term growth, David will be a tremendous asset to Planet Fitness as we embark on our next chapter as a publicly traded company and continue our strategic expansion.”

Mr. Berg is currently chief executive officer of Carlson Hospitality Group, leading the Carlson corporate center as well as the global hotel business. Prior to Carlson Hospitality Group, Mr. Berg was CEO and chief customer service officer for Z Wireless, the fastest growing reseller of Verizon services. He also served as executive vice president of Outback Steakhouse International, overseeing more than 200 restaurants in 20 countries. Mr. Berg’s experience also includes leadership positions as chief operating officer of GNC and executive vice president and chief operating officer of Best Buy International.

Mr. Berg is a current member of the Board of Directors for the Miller Retailing Center at the University of Florida and The Rezidor Hotel Group. He received a Bachelor of Arts degree in economics from Emory University and a law degree, with honors, from the University of Florida College of Law.

“I am honored to be joining the Planet Fitness Board of Directors and I am excited about where the company is today and its future growth potential,” said David Berg.

With more than 1,000 locations throughout the United States and Canada, Planet Fitness has revolutionized the fitness industry with extremely low membership fees, a high-quality experience, and a unique Judgement Free Zone® unlike any other gym, where members experience a hassle-free, non-intimidating environment.

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About Planet Fitness

Founded in 1992 in Dover, N.H., Planet Fitness (NYSE: PLNT) is one of the largest and fastest-growing franchisors and operators of fitness centers in the United States by number of members and locations. With more than 1,000 locations in 47 states, Puerto Rico, and Canada, Planet Fitness’ mission is to enhance people’s lives by providing a high-quality fitness experience in a welcoming, non-intimidating environment, which we call the Judgement Free Zone®. More than 90% of Planet Fitness stores are owned and operated by independent business men and women. For more information, visit www.planetfitness.com.

Source: Planet Fitness Investor Relations

Media Contact

McCall Gosselin, Planet Fitness

press@pfhq.com or 603-750-0001 X199

Investor Contact

Brendon Frey, ICR

brendon.frey@icrinc.com or 203-682-8200